Exhibit 99.1

FOR IMMEDIATE RELEASE June 13, 2005	Contact: Richard E. Leone Manager — Investor Relations rleone@rtiintl.com 330-544-7622

RTI INTERNATIONAL METALS, INC. ANNOUNCES EXECUTIVE APPOINTMENT

     Niles, Ohio — RTI International Metals, Inc., (NYSE: RTI) announced today that Dawne S. Hickton, Esq., has been elected to the position of Senior Vice President — Administration and Chief Administrative Officer. In her new role, Mrs. Hickton will have responsibility for Accounting, Treasury, Tax, Business Information Systems, Personnel and Law. Mrs. Hickton will continue to be General Counsel and Corporate Secretary and will report to Timothy G. Rupert, President and Chief Executive Officer, as well as to the Audit Committee of the Board on those matters related to financial reporting, compliance and control matters. Reporting to Mrs. Hickton will be Lawrence W. Jacobs, Vice President and Chief Financial Officer, Troy G. Cook, Director — Business Information Systems, and David Z. Paull, Vice President — Administration.

     Rupert said: “Dawne brings tremendous leadership and administrative skills to her new position at a time when we most need them as we re-engineer our accounting and internal controls systems. Dawne has risen to every challenge we have thrown at her; the Board and I have great confidence in her ability to take on this large responsibility.”

     Hickton is a graduate of the University of Rochester and received her law degree from the University of Pittsburgh School of Law. She worked in the Law Department of USX Corporation from 1983 to 1993, at which time she became an assistant professor of Law at the University of Pittsburgh School of Law. Hickton joined RTI in 1997 as Vice President & General Counsel. She is admitted to practice before the United States Supreme Court and the state courts of Pennsylvania and Ohio. She is a member of the American Bar Association, a Master in the Inns of Court, and the immediate past president of the Pittsburgh Chapter of the national Society of Corporate Secretaries and Governance Professionals.

June 13, 2005

     RTI International Metals®, headquartered in Niles, Ohio, is one of the world’s largest producers of titanium. Through its various subsidiaries, RTI manufactures and distributes titanium and specialty metal mill products, extruded shapes, formed parts and engineered systems for aerospace, industrial, defense, energy, chemical and consumer applications for customers around the world. To learn more about RTI International Metals, Inc., visit our website at www.rtiintl.com.

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